UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015

RIGHTSIDE GROUP, LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001-36262	32-0415537
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5808 Lake Washington Blvd. NE, Suite 300 Kirkland, Washington	98033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 298-2500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

Item 1.02Termination of a Material  Definitive Agreement.

On July 31, 2015, eNom Incorporated (“eNom”), a domestic subsidiary of Rightside Group, Ltd. (“Rightside”), United TLD Holdco Ltd., a foreign subsidiary of Rightside, and Namecheap, Inc. (“Namecheap”) entered into a Master Agreement (the “Agreement”). The Agreement amends and replaces the Amended and Restated Letter Agreement between eNom and Namecheap dated April 1, 2011, as amended through June 30, 2015. The term of the Agreement is through December 31, 2018 and will automatically renew for an additional three year term unless either party provides notice of non-renewal at least 30 days prior to the automatic renewal date.

The Agreement obligates Namecheap to exclusively sell certain enumerated domain name registration services on eNom’s platform through at least December 31, 2016. In addition, Namecheap will market Rightside’s gTLDs.

In addition, effective on August 1, 2015, Rightside and Namecheap entered into Amendment No. 3 of Senior Unsecured Promissory Note (“Note Amendment”).  The Note Amendment extends the term of the Senior Unsecured Promissory Note dated October 17, 2014, as amended, from July 31, 2015 to December 31, 2015.

The foregoing description is a summary and does not purport to be a complete description of the Agreement and the Note Amendment and is qualified in its entirety by reference to the Agreement and the Note Amendment, each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2015. The Company intends to request confidential treatment of certain terms of the Agreement in connection with the filing of the Agreement in accordance with the procedures of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2015	RIGHTSIDE GROUP, LTD.
	By:	/s/ Rick Danis
Rick Danis
General Counsel and Corporate Secretary